U.S. SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549

                      Amendment 7 to
                        FORM SB-2

                REGISTRATION STATEMENT
             UNDER THE SECURITIES ACT OF 1933

               Woodstock Tree Farms, Inc.
    (Name of Small Business Issuer in its charter)

  Nevada                  0811             91-2070806
 (State or          (Primary Standard     (IRS Employer
Jurisdiction of        Industrial       Identification No.
Incorporation or   Classification Code)       Number
Organization)

                    829 Francis Drive
                 Palm Springs, CA 92262
                 Phone: (760) 322-9277
                 Fax:   (760) 416-4396
 (Address and telephone number of Registrant's principal executive offices and principal place of business)

                    Jody Walker
              7841 South Garfield Way
             Littleton, Colorado 80122
              Phone: (303) 850-7637
              Fax:  (303) 220-9902
   (Name, address, and telephone number of Special Securities
                    Counsel for SB-2 Registration)

                 GKL Resident Agents/Filings, Inc.
               1000 E. Williams Street (Suite 204)
                  Carson City, Nevada 89701
        Ph# 888/682-4368; 775/841-0644; FAX# 775/841-2065
    (Name, address, and telephone number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        CALCULATION OF REGISTRATION FEE
==============================================

TITLE OF EACH CLASS   AMOUNT    PROPOSED       PROPOSED     AMOUNT
OF SECURITIES TO BE    BEING    MAXIMUM        MAXIMUM    OF REGISTERED
                    REGISTERED OFFER PRICE    AGGREGATE       FEE
                                            PER SHARE(1)  OFFER PRICE(1)
Common Stock         676,000     $.25         $169,000      $46.99

(1) Estimated solely for purposes of determining the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Dated June 12, 2004

             Woodstock Tree Farms, Inc.
           676,000 shares of Common Stock


Woodstock Tree Farms is in the business of growing trees for sale, planting of new shoots and the harvesting of fruits.

The 676,000 common shares being offered in this prospectus are being sold by the selling security holders at a price of $.25 per share.

Woodstock Tree Farms will not receive any of the proceeds from the sales of the 676,000 common shares being sold by the selling security holders. Woodstock Tree Farms will not pay commissions on stock sales.

No public market currently exists for Woodstock common shares. The offering price may not reflect the market price of Woodstock Tree Farms common shares after the offering.

The offering will terminate on December 31, 2005.

Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  TABLE OF CONTENTS

                                                               Page
Prospectus Summary                                              5

Risk Factors                                                    6
   Our lack of revenues may force closure of our business
   The conflicts of interest of our officers and directors
      may damage our business.
   We do not have a market in our securities
   We do not meet the requirements for our stock to
      be quoted on NASDAQ
   Our business may fail if water availability is cut
   Housing starts control the business
   Management's inexperience may lead to failure
   Our auditors have expressed a going concern issue

   We may never become profitable due to a lack of funding resources.

Selling Security Holders                                        8
Available Information                                          10
Woodstock Tree Farms, Inc.                                     11
Use of Proceeds                                                14
Plan of Distribution                                           15
Directors, Executive Officers, Promoters
   And Control Persons                                         15
Security Ownership of Certain Beneficial
   Owners and Management                                       18
Management's Discussion and Analysis or
   Plan of Operation                                           19
Certain Relationships and Related Transactions                 22
Market for common equity and related stockholder matters       22
Description of Securities                                      22
Legal Proceedings                                              24
Interest of Named Experts and Counsel                          24
Disclosure of commission position on
   indemnification for securities act liabilities              24

              Prospectus Summary

Woodstock Tree Farms, Inc. was incorporated under the laws of Nevada on February 23, 2000 for the express and specific purpose of starting a tree farm. Woodstock Tree Farms' current status in Nevada is in
default.   Woodstock Tree Farms is preparing to file the necessary
paperwork to become a corporation in good standing in the state of
Nevada prior to the end of June 2004.   On February 29, 2000, a 9.5
acre ranch was transferred at cost from Magellan Capital Corp., a related party for $185,000. On January 29, 2002, the ranch facility
was sold to a private unrelated party for $250,000.   Woodstock
retained exclusive right to harvest and farm 7.5 acres of mature, fruit
bearing date palm trees expiring on December 15, 2005.   Woodstock will
pay the water charges to irrigate the 7.5 acres and to keep the
property in a clean condition.   The sale of the property will have no
significant impact on our future operations. During the next four years, Woodstock will continue to seek out the leasing of additional properties for the growing of trees.

Corporate offices are located at 829 Francis Drive, Palm Springs, CA
92263.   Phone (760) 322-9277

Selling Security Holders.            676,000 shares
Common shares outstanding prior
   to the offering.                2,000,000 shares
Common shares to be outstanding
   after the offering.             2,000,000 shares

Sales by Selling Holders. Woodstock Tree Farms is registering common shares on behalf of selling security holders in this prospectus.
Woodstock Tree Farms will not directly receive any cash or other proceeds in connection with the subsequent sales.

Woodstock Tree Farms is not selling any common shares on behalf of selling security holders. However, while the majority of shares to be sold are owned by affiliates or Directors of Woodstock (5 different shareholders), there are 36 shareholders that are non affiliates and as such have nothing to do with management, decision making, or for that matter following the lead of any of the affiliates or control people.

No Public Trading Market.   Woodstock Tree Farms common shares are not
trading on any public market. Woodstock Tree Farms intends to apply for trading on the Over The Counter Bulletin Board following the registration of the selling security holders' common shares.

The expected expenses for this offering are as follows:
Registration fee               $     46.99
Printing Costs                    2,000.00
Legal Fees                        4,579.00
Accounting Fees                   6,000.00
                               -----------
                               $ 12,625.99
                               ===========
(The above fees will be paid by the Company)
Transfer Agent Fees            $    1,656
(These fees are paid by the Selling shareholders)

              Risk Factors

Woodstock Tree Farms business is subject to numerous risk factors, including the following:

1) Our lack of revenues may force closure of our business:

Since incorporation, Woodstock Tree Farms activities have been principally devoted to planting new trees and improving the farm.

Woodstock Tree Farms has had operating revenue of $40,200 from inception, February 29, 2000 through the three months ended March 31, 2004. Woodstock Tree Farms expects to incur minor losses, perhaps breakeven beginning in late year 2004. Administrative expenses will continue to be around a net of $250 per month taking into consideration a net other income of about $500 per month derived from interest income on the Alvarado Note Receivable, offset by interest expense on the Blocher Mortgage Note Payable.

Since inception, through December 31, 2003, Woodstock has an accumulated deficit of $(34,345), which includes a $31,798 net other income on the sale of the ranch on January 29, 2002. For the three months ended March 31, 2004, Woodstock Tree Farms had a net loss of $519. The accumulated (deficit) at March 31, 2004 was $34,864. If Woodstock cannot generate significant revenues, you may lose your entire investment.

2) The conflicts of interest of our officers and directors may not be resolved in a timely fashion or in the best interest of our business.

The officers and directors of Woodstock Tree Farms serve in a part time capacity. Unavailability of the officers/directors at a certain time could cause Woodstock Tree Farms to lose out on a profitable
opportunity.   Conflicts of interest may not be resolved in a timely
fashion or in the best interest of Woodstock Tree Farms.

The officers and directors of Woodstock Tree Farms have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve as directors. Certain conflicts of interest may exist between Woodstock Tree Farms, Inc. and its officers and/or directors which may not be resolved in the best interest of Woodstock Tree Farms, Inc.

In addition, conflicts of interest may arise in the area of corporate opportunities which can not be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of their judgment as is consistent with their fiduciary duties to Woodstock Tree Farms, Inc.

3) We do not have a market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

Woodstock Tree Farms common stock has no active trading market. You may not be able to sell your common shares.

Woodstock Tree Farms cannot assure you that a public market will develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

4) We do not meet the requirements for our stock to be quoted on NASDAQ and even though we intend to list our stock on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of Woodstock Tree Farms' common stock would be restricted even after public listing if Woodstock Tree Farms' common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of a company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Woodstock Tree Farms common stock may become subject `to the "penny stock" rules and regulations.

Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker- dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;

   - Receive the purchaser's written consent to the transaction; and

   - Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

5) Our business may fail if water availability is cut as the trees we have an exclusive right to are located in a desert.

The ranch facility receives water from the Coachella Valley Water Department. The source of CVWD water is from the Colorado River. CVWD currently provides an unlimited amount of water at $14 per acre foot. If the availability of water was restricted or the price of water increased to $25 per acre foot, Woodstock Tree Farms will not be able to continue farming. In that event Woodstock Tree Farms would be forced to liquidate its trees at distress prices. Purchasers of the common stock of Woodstock Tree Farms could lose their entire investment.

6) A drop in housing starts would negatively impact our ability to sell our trees.

Woodstock Tree Farms intends to sell specimen trees for landscaping. This market is greatly influenced by housing starts, interest rates and other factors. If the demand for specimen trees falls off, Woodstock Tree Farms will be severely impacted and the purchasers of the common stock of Woodstock Tree Farms may loose their entire investment.

7) Management's inexperience may lead to failure of our business.

Management has never operated a tree farm. This lack of experience may result in Woodstock Tree Farms needing to employ outside experts to
resolve a problem.   This lack of experience may also result
in our business failure.

8) Our auditors have expressed a going concern issue that notes our need for capital and/or revenues to survive as a business. You may lose your entire investment.

Our auditors have expressed reservations concerning our ability to continue as a going concern. We have incurred losses for the last several years and require a significant change in our business operations to reverse this trend. You may lose your entire investment.

9) We may never become profitable due to a lack of funding resources.

We do not have sufficient revenue to continue and expand our business.
We will require additional funding resources.   We may never become
profitable if we cannot locate funding resources. You may lose your entire investment.

           Selling Security Holders

Woodstock Tree Farms, Inc. shall register, pursuant to this prospectus, 676,000 common shares currently outstanding for the account of the following entities or individuals. The percentage owned prior to and after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders. The list on the following page represents shareholders whose shares will be registered under this offering.

                       Amount       Total #     Number of   % Owned
                       Being        Owned     Shares After  After
Name                Registered    Currently     Offering    Offering
Gloria Acuna           3,000        3,000            -0-       0.0%
Tommy Acuna            3,000        3,000            -0-       0.0%
Diego Andrade          3,000        3,000            -0-       0.0%
Randall A. Baker      40,000       80,000         40,000       2.0%
Annette Baine         13,000       13,000            -0-       0.0%
Michael Baine          6,000        6,000            -0-       0.0%
Robert Cooper          6,000        6,000            -0-       0.0%
Carlos Cremaschi       6,000        6,000            -0-       0.0%
Patricia J. Davis      3,000        3,000            -0-       0.0%
Pamela Farr            3,000        3,000            -0-       0.0%
George Gilstrap       13,000       13,000            -0-       0.0%
Roselyn Hall           3,000        3,000            -0-       0.0%
Laurie Healy           3,000        3,000            -0-       0.0%
Hulven Intl.         250,000      500,000        250,000      12.0%
Kathy Jones            6,000        6,000            -0-       0.0%
KNC Invest Plan        6,000        6,000            -0-       0.0%
Michael Kerns          3,000        3,000            -0-       0.0%
Sally J. Kerns         8,000        8,000            -0-       0.0%


Erin Kovacs            6,000        6,000            -0-       0.0%
Richard Krayenhagen    3,000        3,000            -0-       0.0%
Norbert Le Boeuf      40,000       80,000         40,000       2.0%
Apolinar Lua           8,000        8,000            -0-       0.0%
Elazar Lua             8,000        8,000            -0-       0.0%
Victor Lua             6,000        6,000            -0-       0.0%
Magellan Capitl Corp  86,000      860,000        774,000      38.7%
Magellan Cap PrtShPln 20,000      200,000        180,000       9.0%
Sally McManus          3,000        3,000            -0-       0.0%
J.Ramon Martinez      13,000       13,000            -0-       0.0%
Dempsey K. Mork       40,000       80,000         40,000       2.0%
N & K Enterprises      3,000        3,000            -0-       0.0%
Ralph Pescadore        6,000        6,000            -0-       0.0%
Gary Peskin            8,000        8,000            -0-       0.0%
Rose L. Peskin         8,000        8,000            -0-       0.0%
RAB Investments        8,000        8,000            -0-       0.0%
Jorge Saenz            3,000        3,000            -0-       0.0%
Donald Steele          3,000        3,000            -0-       0.0%
Richard Stevenson
Trust Dtd 7/17/91      6,000        6,000            -0-       0.0%
Gillian Swarbrick      6,000        6,000            -0-       0.0%
Lucindo Vasquez        3,000        3,000            -0-       0.0%
Larry Vera             3,000        3,000            -0-       0.0%
Donald Boyd Wright
Trust Dtd 7/17/91      8,000        8,000            -0-       0.0%
  Total                -----       ------         ------     ------
   41 Shareholders   676,000    2,000,000      1,324,000      66.2%
                     =======    =========      =========     ======

Dempsey K. Mork is president and a director of Woodstock.   The amount
indicated includes Mr. Mork's indirect ownership in Magellan Capital Corp and Magellan Capital Corp's. Profit Sharing

Randall A. Baker is secretary and a director of Woodstock.   Norbert Le
Boeuf is vice president and controller of Woodstock.

Hulven Intl, controlled by Riccard Mortara holds 25% of the common stock of Woodstock and would be deemed to be a control person.

The selling shareholders shall be responsible only for payment of any transfer agent fees estimated to be an aggregate of $1,656.

         Available Information

Woodstock has filed with the Securities and Exchange Commission a registration statement under the act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted on accordance with the Rules and Regulations of the commission. For further information with respect to the company and the securities offered hereby, reference is made to the Registration Statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington D.C. 20549.

Woodstock will voluntarily file periodic reports in the event its obligation to file such reports is suspended under section 15 (d) of the Exchange Act.

Woodstock will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that incorporated by reference unless the exhibits are themselves specifically incorporated
by reference.   Request for copies of said documents should be directed
to:  Dempsey Mork, 829 Francis Drive, Palm Springs, CA 92262


The commission maintains a web site--//sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission.

           Woodstock Tree Farms, Inc.

Woodstock Tree Farms, Inc. was organized under the laws of the state of Nevada on February 23, 2000. The majority shareholder of Woodstock is Magellan Capital Corporation that provided the initial funding for startup costs and the acquisition of an existing tree farm, located adjacent to the property owned by Magellan Capital. We are not a blank check company. Woodstock has an active, ongoing business activity. We have no intention of merging with another company.

On February 7, 2000, Magellan Capital purchased a 9.5 acre date palm tree farm from a non-related third party, James and Lynn Blocher, for $185,000.

The legal description of this 9.5 acre date tree farm is described as real property, in the county records of Riverside County, State of
California:

The South 1/2 of lot 11 of the Subdivision of Section 1. Township 6 South, Range 7 East, San Bernardino Base and Meridian, as shown by Map on file in Book 4, Page 63 of Maps, Riverside County Records.

A mortgage of $148,000 covered by a 10 year Note Payable at 8.0% per annum, with monthly payments of $1,237.93 for principal and accrued interest, commencing March 15, 2000 until February 15, 2010, at which time a final payment will be due for the unpaid principal and any accrued interest for a total payment of $102,712.58, due and payable at March 15, 2010. The property was then transferred from Magellan Capital to Woodstock at its original cost of $185,000 on February 29, 2000; Woodstock also assumed the mortgage and 10 Year Note Payable.
As of December 31, 2003, the amount still owing on the 10 Year Note Payable was $134,526.

Sale of tree farm.

On January 29, 2002, Woodstock sold the ranch facility to Juan M. Alvarado and Ana R. Alvarado, husband and wife, joint Tenants, unrelated parties, non-affiliates, on January 29, 2002 for $250,000. This transaction was covered by a $200,000 10 Yr Mortgage Note Receivable, bearing an interest rate of 6.5% per annum, with monthly payments of principal and accrued interest starting February 29, 2002 in the amount of $2,003.85. At the end of the first 24 months (on January 24, 2002), the interest rate increases to 7.5% per annum until the end of the remaining 8 years of the Note, at which time, the remaining balance of principal and accrued interest in the amount of $60,092.52 will become due and payable on or before January 29, 2012. The net gain on the sale of the property was $34,625. Cash received was
$38,762, net of the escrow closing costs of $11,238.   As of December
31, 2003, the amount owing under the Note was $177,518.

Additional consideration was given to Woodstock Tree Farms as part of the sales agreement, whereby Woodstock would have a four year, 48 months (from the date of the sale to the Alvarados, January 29, 2002 all inclusive right of access to the 7.5 acre date tree orchard for farming, harvesting and sale of trees and date fruits, which expires
December 15, 2005.   Woodstock Tree Farms will have no access to the
orchard after that date.

Woodstock will pay the water charges to irrigate the 7.5 acres and to keep the property in a clean condition.

The sale of the property will have no significant impact on our future operations. During the next four years, Woodstock will continue to seek out the leasing of additional properties for the growing of trees.

Facilities.   Woodstock maintains its corporate offices at 829 Francis
Drive, Palm Springs, CA 92262. This office is a shared facility furnished by Dempsey K. Mork, Director, currently on a rent free basis.

Products.     Palm Trees are planted 8 feet apart in rows 10 foot wide.
Each tree therefore requires 80 square feet which allows for 544 trees
per acre.   After reserving 1.5 acres for equipment and staging area,
the remaining 8 acres could support over 4000 trees. The entire 9.5 Acres is level, rock free, and 100% farmable. The 9.5 acres is irrigated by an underground irrigation system.

Woodstock Tree Farms has 200 trees ranging from 5 to 8 years of age and has recently added 300 young trees, for a total of 500 trees.
Woodstock Tree Farms expects to harvest the shoots produced each year and replant them on the farm to increase the farms tree count and to
replace any trees sold as specimen landscape trees.    Even though our
exclusive right to farm, harvest and sell the trees and date fruits expires on December 15, 2005, the replanting of shoots to increase the farm count and to replace any trees sold s specimen landscape trees will benefit Woodstock Tree Farms since small potted palm trees can be
sold as landscaping accents in flower gardens.   Woodstock Tree Farms
intends to earn revenue for its date crop and the sale of specimen trees for landscaping.

Sale of Dates Harvest months for the date crop start towards the end of August and continue through Christmas. We sell to packing houses.
The price ranges from $2.50 to $3.50 per pound depending upon the type of dates your taste buds fancy. During the past five years, the price has not varied much more that $.20 per pound per type of Date.

Woodstock is unable to forecast the size of the crop or the price.

Sale of Specimen Trees are made year round to landscape architects and contractors. Market is for trees with trunks from 6' to 30' high.
Optimum size is 9' to 14' trees.   This is due to the fact that the age
of trees which are of sufficient size to be ideal for landscaping and also the age at which time trees begin to bear a good fruit harvest. Market is for landscaping homes, commercial projects, parks, golf courses and highway projects. Palm Trees are shipped throughout California and most of the Southwestern area of the United States.

The nutritional value of the relatively easy-to- store date fruit is high with sugars comprising up to 70% of the fruit (in most varieties the sugar component consists of glucose and fructose). Dates are also good sources of iron, potassium, calcium, magnesium, sulfur, copper and phosphorus, along with various vitamins, including thiamin, riboflavin, biotin, folic and ascorbic acid. Secondary products generated from fruits are syrups, jams, ice creams, baby foods, alcoholic beverages and soft drinks. The advantage of the tree is its resilience, its long term productivity and its multiple purpose attributes.

For centuries, the propagation of date palms by offshoots was the only commercial method of vegetative propagation used in date palm growing regions of the world to multiply up the best varieties. These offshoots are produced from auxiliary buds situated on the base of the trunk during the juvenile life of the palm. Offshoots develop slowly and the numbers of these are limited and are produced only within a certain period in the mother palm's life. The low number of transplantable offshoots available in the life time of a selected tree varies from 10 to 30 depending on the cultivator and the cultivation practices used. No field-based methods are as yet available with which to increase the numbers of offshoots produced by each tree.

Offshoots have to be large enough (i.e. 10 to 12 kg) to survive when transplanted in the field, a process of regeneration that can take up to 10 years.

Sexual propagation is the most convenient method by which to propagate date palm seeds and can be stored for years. They germinate easily and are available in large numbers. The male date does not produce fruit, and is therefore, completely undesirable.

However, there is no known method at the present for sexing date palms at an early stage of tree development. It is therefore not possible to eliminate non-productive male trees in the nursery before plantation on a field scale. Another important drawback of seed propagation is that the growth and maturation of seedlings is extremely slow. A date palm seedling may take 8 to 10 years or more before fruiting occurs. For all of these reasons, propagation by seed is not practiced by farmers and this propagation method is used only in exceptional cases when supplies of offshoots are unavailable.

Date palm breeding is hampered by the long generation cycles of trees. To produce sufficient offshoots for testing in the field, other generations are required and if the breeding target is yield or fruit quality even more time will be needed as a date palm does not reach full commercial production for 10 years. It is therefore not surprising that little date palm breeding has been achieved using traditional approaches.

Employees

Woodstock Tree Farms has one employee (a contract laborer) and two officers and directors, Dempsey K. Mork, president, and Norbert LeBoeuf, Secretary, Controller. Mr. Randall Baker, the former Secretary, left the company in January, 2002. Each of the officers/directors put in approximately 10 hours a month, and serve without compensation.

Government Regulation

There is no regulation for tree farming.

Seasonality of Business

The harvesting of the date fruits is done during August through December of each year. The selling and transplanting of specimen landscape trees can take place year round.

Competition

There are numerous date tree farms that compete with Woodstock Tree Farms. Many of these competing tree farms offer multiple varieties of trees, which appeals to landscape architects and contractors working on large projects.

Marketing Strategy

Woodstock Tree Farms intends to harvest its shoots and use them to replace the mature trees sold and to increase the overall tree count of the ranch. Woodstock also intends to purchase additional shoots from other date palm growers from the proceeds of the sale of mature trees.

Distribution

Woodstock Tree Farms plans to sell its trees to nurseries, landscape architects and contractors who use date palm trees for house landscaping, golf courses, parks, and commercial projects.

               Use of Proceeds
Woodstock Tree Farms will not receive any of the proceeds from the offer and sale of the shares by the selling shareholders.

              Plan of Distribution

The common shares covered by this registration statement may be sold from time to time by the holders of such shares at $.25 per common shares. Woodstock will not participate directly or indirectly in establishing the terms and conditions of any such sale.

Because we may be subject to the "penny stock" rules, the trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks, such as shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature of risks in the penny stock market.

The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker- dealer must disclose this fact and the broker- dealer's presumed control of the market, and monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

   Directors, Executive Officers, Promoters, and Control Persons

The names, ages, and respective positions of the directors, officers, and significant employees of Woodstock Tree Farms, Inc. are set forth below:

Mr. Dempsey K. Mork, Randall A. Baker, and Norbert L. LeBoeuf have held their positions since the formation of Woodstock Tree Farms Inc., February 23, 2000. Mr. Baker left the Company in January 2002. The directors and officers shall serve until the next annual meeting of the shareholders. There are no other persons, who would be classified as a promoter, or controlling person of Woodstock Tree Farms, Inc.

Dempsey K. Mork, Age 63    President, Chief
                           Executive Officer

Norbert L. LeBoeuf Age 75  Controller

Business Experience.

Dempsey Mork is the majority shareholder, President, Chairman of the Board, and Director of Woodstock Tree Farms since its formation. Mr. Mork is an officer and director in Magellan Capital Corp., Animal Cloning Sciences, Knickerbocker Capital, Apex Capital., Northstar Ventures, Asian Financial, and Partnership Financial. Mr. Mork has experience in start-up companies, business reorganizations and cross border business transactions. Mr. Mork is new to tree farming and has no prior experience in this field.

Norbert L. LeBoeuf has been responsible for all accounting and tax functions for the companies controlled by Mr. Mork. Mr. LeBoeuf's responsibilities began for Woodstock on the incorporation date of February 23, 2000.

Mr. LeBoeuf's educational background includes a Bachelor of Administration from the University of Detroit (1957).

Mr. LeBoeuf's professional career includes three years in the U.S. Marine Corps. in the Legal and Administrative areas (1952-55) and 40 years in all areas of accounting for small, medium and large (Fortune 500 Companies) in Electronics, Manufacturing, and Aerospace. Mr. LeBoeuf retired in 1995 and since then has done accounting and tax consulting.

During the past five years the above two directors have been involved in the following Companies:

Person/Name     Name of Co. Title/Position;
                Duties if not clear              From To Business of
                                                           Entity
Denpsey K. Mork:
                 251 Delta Sierra Pres/CFO/Dir   2-96 Pre Min Activity
                 A G Holdings    Pres/CFO        1-93 1-2000 Shell
                 Animal Cloning CFO/Dir          10-93 Pre Min Activity
                 Apex Capital     Pres/CFO/Dir   1-96  Pre   Shell
                 Asian Financial Pres/CFO /Dir   8-98  Pre   Shell
                 Knickerbocker Cptl Pres/CFO/Dir 11/94 Pre  Shell
                 Magellan Capital Pres/CFO /Dir  2-96 Pre  Min Activity
                 Nicole Industries Pres/CFO/Dir  7-2000      Shell
                 Northstar Ventures Pres/CFO/Dir 12-98 Pre   Shell
                 Orion USA Pres/CFO /Dir         12-98 Pre   Shell
                 Silver Bow Antique Pres/CFO /Dir 4/94 Pre Min Activity





Norbert L Leboeuf:
                 251 Delta Sierra VP/Dir         2-96 Pre  Min Activity
                 A G Holdings    VP/Dir          1/96-1-2000 Shell
                 Animal Cloning VP/Dir.          1/96 Pre  Min Activity
                 Apex Capital     VP/Dir         1-96  Pre   Shell
                 Asian Financial VP /Dir         8-98  Pre   Shell
                 Knickerbocker Capital VP/Dir    1/96-Pre    Shell
                 Magellan Capital VP /Dir        2-96 Pre  Min Activity
                 Nicole Industries VP/Dir        1/96-7-2000 Shell
                 Northstar Ventures  VP/Dir      12-98 Pre   Shell
                 Orion USA         VP /Dir       12-98 Pre   Shell
                 Silver Bow Antique VP /Dir      1/96-Pre  Min Activity

Executive Compensation.

(a)  No officer or director of Woodstock Tree Farms received any
remuneration for the year ended December 31, 2003.    The 240,000
shares of Woodstock Tree Farms that was issued March 31, 2000 at the par-value of $.001 per share of which each director got 80,000 shares booked at a total of $240.00 but actually valueless at that particular point of time.

(b) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation.
However, Woodstock Tree Farms proposes to create such a plan in the future depending on the success of Woodstock Tree Farms.

(c) No remuneration is proposed to be in the near future, either directly or indirectly by Woodstock Tree Farms to any officer or director under any plan which is presently existing. However, Woodstock Tree Farms proposes to create a plan in the future depending on the success of Woodstock Tree Farms.

      Security Ownership of Certain Beneficial
              Owners and Management

The following table sets forth, as of the date of this registration statement, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding common stock of Woodstock. Also included are the shares held by all executive officers and directors as a group.

Name and Address                  Number of            Percentage
                              Shares Outstanding       of Shares
                                                      Outstanding
Dempsey K. Mork(1)               1,140,000*             57.00%
829 Francis Drive
Palm Springs, CA 92262

Magellan Cap. Corp.                860,000              43.00%
829 Francis Drive
Palm Springs, CA 92262
Dempsey K. Mork, principal


Magellan Cap. Corp.                200,000              10.00%
  Profit Sharing Plan
829 Francis Drive
Palm Springs, CA 92262
Dempsey K. Mork, principal

Norbert L. Leboeuf                  80,000*              4.00%
829 Francis Drive
Palm Springs, CA 92262
                                 ---------              -----
Officers and Directors           1,120,000*             61.00%
   as A Group (2 persons)        =========              =====

Hulven  Intl                       500,000              25.00%
14 Quai de Seujet
CH 1201 Geneva Switzerland
Riccardo Mortara, principal

(1)Dempsey Mork would be deemed to have beneficial ownership of the 1,060,000 common shares owned by Magellan Capital Corporation and Magellan Capital Corporation Profit Sharing Plan. Mr. Mork's beneficial interest in Woodstock is 57%. Of these, 146,000 common shares are being registered at $.25 per common share in this offering. These common shares will be offered at the fixed price of $.25 per common share, regardless of whether a market develops for the shares.

None of the officers, directors or existing shareholders have the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

All shareholders have same voting and investment power.

     Management`s Discussion and Analysis or Plan of Operation

Comparison of Fiscal 2003 and 2002

Woodstock Tree Farms, Inc. was incorporated on February 23, 2000 and commenced operations in the first quarter of its fiscal year 2000.

For the year ended December 31, 2003, Woodstock had a Net Loss of $(3,017). Revenues for the year 2003 were $-0-. Operating expenses were $4,050 consisting of operating/overhead expenses $2,625 and general and administrative expenses of $1,425. Other income of $1,033 was due to interest income of $10,156 January 29, 2002, offset by interest expense of $9,123 on the Blocher Mortgage Note Payable.

For the year ended December 31, 2002, Woodstock had a Net Income of $29,168, which included a Net Other Income of $31,798 for the Gain on the sale of the ranch on January 29, 2002. The ranch was sold for $250,000 in exchange for a 10 year Trust Deed Note Receivable for $200,000 and a net cash of $38,762, after deducting $11,238 for escrow closing costs. Revenues were $2,500 from the sale of date fruit products. Operating expenses were $3,300 and general and administrative expenses were $2,233. Other Income of $403 was due to Interest Income of $11,638, offset by Interest Expense of $11,235 on the Blocher Mortgage Note Payable.

The results for the three months ended March 31, 2004 were a loss of $(519); operating and overhead expenses were $450; general and administrative expenses $548; other income of $479 was due to interest income of $3,162 on the Alvarado Note Receivable/Sale of the ranch on January 29, 2002, offset by interest expense of $2,683 on the Blocher Mortgate Note Payable.

Revenue Classifications

                  10 Mons. Year End Year End  Year End  3 Mons.
                  12/31/00 12/31/01 12/31/02  12/31/03  3/31/04
                  -------- -------- --------  --------  --------
Revenues:
 Sale of Trees    $25,000  $10,000  $     0   $     0   $     0
 Sale Date Fruits   2,700        0    2,500         0         0
                   ------   ------   ------    ------    ------
  Total           $27,700  $10,000  $ 2,500   $     0   $     0
                   ======   ======   ======    ======    ======
Cumulative Revenues inception to March 31, 2004 were $40,200.

Liquidity and Capital Resources

Funding for Woodstock Tree Farm's operation through December 31, 2003 was provided by Magellan Capital Corp. in the amount of $126,779 and Hulven International in the amount of $50,000. The following is a summary of funds provided and balance due from inception to December 31, 2003:

              10 Mos.  Total  Total Total Cum Total  Convert  Repaid
              FY 2000  FY 01  FY 02 FY 03  To Date    Stock   On NP
              -------  -----  ----- ----- ---------  -------  -------
Magellan     $113,864  8,990   -0-  3,925  126,779  <53,000> <55,305>
 Balance Owed
12/31/03 $18,474
================
Hulven Intnl $ 50,000    -0-   -0-    -0-   50,000   25,000   25,000
 Balance Owed
12/31/03 $-0-
=============

$53,000 of Magellan's funding and $25,000 of Hulven's funding was converted into 1,560,000 shares of Woodstock Tree Farms' common stock at $.05 per share. 240,000 shares were issued to the officers of Woodstock Tree Farms for past services rendered at the stated par value of $.001 per share.

Woodstock Tree Farms sold the ranch facility on January 29m 2002 for $250,000 and received a 10 year mortgage not receivable for $200,000.
Net cash proceeds, after escrow costs of $11,238 were $38,762.   The
use of funding from the sold property was a partial repayment of the Magellan Note payable of $33,793 and a final payment of $25,000 on the Hulven Note Payable.

In January 2004, the Alvarados increased their payment by $500 per month to be applied to the principal to liquidate the $60,092.52
balloon payment at the end of the ten year period (January 2012).   The
will generate an extra $6,000 per year in cash to Woodstock Tree Farms. These payments will eliminate the shortfall between the note payable to Magellan Capital Corp. and the Alvarado Note Receivable by January
2008.   Additionally, we will have significant cash generation as we sell trees before the end of our access right to the orchard on December 15, 2005 to pay any shortfalls.

As of the year ended December 31, 2003, Woodstock Tree Farms had an accumulated deficit of ($34,345); assets of $282,593; and net equity of $96,055. The net of the Long Term Note Receivable Investment and the Long Term Liability Mortgage Note Payable was a positive $42,992.

Losses and cash flows will continue to be negative for the near term. Woodstock hopes to secure additional funds to cover expected losses. If no funds are available, Woodstock will sell trees to meet cash needs.

For the three months ended March 31, 2004, Woodstock pursued no financing or investing activities.

Plan of Operation

Woodstock Tree Farms is located in the Coachella Valley of Riverside County in the state of California. This area is one of the fastest population growth areas of the United States. This is substantiated by the Government's Year 2000 Census that reflected an overall population growth in excess of 30% during the last decade. If this growth continues, demand for trees used for landscaping will continue. Woodstock has 200 trees ranging between 5 and 8 years old and have planted another 300 trees.

Optimum age for specimen trees is around 8 to 9 years. Woodstock intends on not only earning revenue from the sale of specimen trees but expects the income from harvesting the dates as well.

Woodstock will also be harvesting the shoots each year and planting them in effort to increase the tree count on the ranch. Palm Trees are planted 8 feet apart in rows 10 feet wide. Each tree therefore requires 80 square feet which allows for 544 per acre. After reserving 1.5 acres for equipment and staging area, the remaining acreage could support approximately 4000 trees. The entire 7.5 acres is level, rock free, and 100% farmable.

The 7.5 acres is irrigated by an underground irrigation system. Woodstock's specimen trees will be sold the year round to landscape architects and contractors. The market is for landscaping homes, commercial projects, parks, golf courses, and highway projects. Palm trees are shipped throughout Southern United States, below the Mason Dixon Line.

In the near term, Woodstock will continue to be a combination of tree
sales all year and harvesting of date fruits.   In the long term,
Woodstock will promote the sale/disposition of trees, both full grown and new smaller trees. We can satisfy our cash requirements for the next six months through initial revenues from operations, if any. We have no plans, preliminary or otherwise, to obtain additional equity or debt financing in the future, though we will have to pursue some type of financing in the next twelve months to expand operations.

When Woodstock purchased their 9.5 acre property in February, 2000, several like size parcels adjacent or near the property were Date Tree Farms growing fruit, or used for grazing animals, or vacant. In the past 2 years, most of these properties have been or are being converted for residential development. The eastern end of the Coachella Valley, which is the area where the Company is located, still continues to be one of the fastest growth area in California for residential and commercial developments. Agricultural land devoted to vegetable and fruit farming (both on the ground, in Trees and vines) continue to feel the impact of the ever-increasing use of existing farmland for residential and commercial development projects in the vicinity of Woodstock. This was one of the main reasons why Woodstock Tree Farms sold the ranch facility and retained access to the trees for an additional period of 4 years, thus affording us the opportunity to sell approximately 300 mature trees at an average price of $1,500 to $2,000 per tree. Woodstock is actively pursuing this as one of their main goals during the next couple of years, along with an acquisition of other land providing that financing arrangements fit our funding capabilities.

     Certain Relationships and Related Transactions.

Dempsey K. Mork, President, and Randall A. Baker, Secretary, were the incorporators of Woodstock Tree Farms, Inc. on February 23, 2000. Mr. Baker left Woodstock Tree Farms in January, 2002. Norbert L. LeBoeuf assumed the duties of Corporate Secretary, in addition to his other duties of Controller. Both Dempsey Mork and Norbert LeBoeuf are still serving in these positions and are directors of Woodstock Tree Farms.

Magellan Capital Corporation, owned by Partnership inancial and controlled by Dempsey K. Mork,transferred 100% ownership of the 9.5 acre treefarm to Woodstock Tree Farms, Inc. on February 29,2000 for $185,000. Magellan Capital purchased the9.5 acres on February 7, 2000, from James and LynnBlocher (a private unrelated third party) for $185,000.

Magellan Capital Corporation, an entity controlled by Partnership Financial which is controlled by Dempsey Mork, an officer and director
owns 860,000 common shares.   Woodstock has a note payable to Magellan
Capital Corporation in the amount of $18,474 as of December 31, 2003 and $14,549 as of December 31, 2002, and $18,474 at the end of March 31, 2004. These amounts are for cash advances/payment of Woodstock obligations and are interest free and have no specific repayment terms.

Working capital for Woodstock Tree Farms has been provided by Magellan Capital Corporation (a related entity) and Hulven
International.
   Amounts owed to Magellan as of December 31, 2003 and 2002 were $18,474 and $14,549, respectively;
     and $18,474 at the end of March 31, 2004.
   No amounts were owed to Hulven International as of as of December 31, 2003 and 2002;
     and $-0- was owed at the end of March 31, 2004.

     Market for Common Equity and Related Stockholder Matters

The common shares have not previously been traded on any securities exchange. At the present time, there are no funds available for the payment of dividends on the Shares.

There are currently 41 shareholders of record.

       Description of Securities

The securities being registered are shares of common stock. The
Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, with a par value of $.001. The holders of the Shares:

   -    have equal ratable rights to dividends from funds
   - legally available therefore, when as, and if declared by the board of directors of Woodstock Tree Farms, Inc.;
   - are entitled to share ratably in all of the assets of Woodstock Tree Farms, Inc. available for distribution upon winding up of the affairs of Woodstock Tree Farms, Inc.;
   -   do not have preemptive subscription or conversion
   - rights and there are no redemption or sinking fund applicable thereto; and
   -   are entitled to one non-cumulative vote per share on
   - all matters on which shareholders may vote at all meetings of shareholders.

These securities do not have any of the following rights:
   -   cumulative or special voting rights;
   -   preemptive rights to purchase in new issues of shares;
   -   preference as to dividends or interest;
   -   preference upon liquidation; or
   -   any other special rights or preferences.

In addition, the shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise.

As of March 31, 2004, Woodstock Tree Farms has 2,000,000 common shares outstanding.

Dividends.

Woodstock does not currently intend to pay cash dividends.
Woodstock's proposed dividend policy is to make distributions of its revenues to its stockholders when Woodstock's Board of Directors deems such distributions appropriate. Because Woodstock does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment.

Possible anti-takeover effects of authorized but un-issued stock.

Upon the completion of this registration, Woodstock Tree Farms, Inc.'s authorized but un-issued capital stock will consist of 98,000,000 shares of common stock and 1,000,000 shares of preferred stock (none issued). One effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Woodstock by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of Woodstock's management.

If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in Woodstock's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

             Legal Proceedings

Woodstock is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against Woodstock has been threatened.

    Interest of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis. No named expert or counsel will receive a direct or indirect interest in the small business issuer. No named expert or counsel was a promoter, underwriter, voting trustee, director, officer, or employee of the small business issuer.

    Disclosure of commission position on indemnification for Securities Act liabilities.

No director of Woodstock will have personal liability to Woodstock or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such authority.

The foregoing provisions shall not eliminate or limit the liability of a director
   (i) for any breach of the director's duty of loyalty to Woodstock or its stockholders,
   (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law,
   (iii) under applicable Sections of the Nevada Revised Statutes,
   (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,
   (v) for any transaction from which the director derived an improper personal benefit.

The bylaws provide for indemnification of the directors, officers, and employees of Woodstock Tree Farms in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Woodstock Tree Farms if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves such settlement and reimbursement as being for the best interests of Woodstock Tree Farms. The bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of Woodstock Tree Farms are accountable to Woodstock as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Woodstock Tree Farms. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to Woodstock Tree Farms, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.

Shareholders who have suffered losses in connection with the purchase or sale of their interest in Woodstock Tree Farms in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from Woodstock Tree Farms.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Woodstock Tree Farms, Inc.

Pursuant to the foregoing provisions, or otherwise, Woodstock has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        Index to Financial Statements

Independent Auditor's Report
Balance Sheets as of December 31, 2003 and 2002
Statements of Operations for the Years Ended
  December 31, 2003 and 2002
Statements of Cash Flows for the Years Ended
  December 31, 2003 and 2002
Statements of Stockholders' Equity by Fiscal Year
  Inception February 23, 2000 through December 31, 2002
 Notes to Financial Statements

Unaudited Balance Sheets as of March 31, 2004 and 2003
Statements of Operations for the Three Months Ended
  March 31, 2004 and 2003
Statements of Cash Flows for the Three Months Ended
  March 31, 2004 and 2003
Notes to Financial Statements

Schedules:

All schedules are omitted as the required information is included in the financial statements or notes thereto, or is not a material amount.

The Board of Directors
Woodstock Tree Farms Inc.
Palm Springs, California

            INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying balance sheets of Woodstock Tree Farms Inc. as of December 31, 2003 and 2002, and the related statements of operations, cash flows, and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodstock Tree Farms Inc. as of December 31, 2003 and 2002, the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During its development stage, the Company has acquired assets which require substantial maintenance, but which do not, at this time, provide income adequate to provide for their care, or for the ongoing expenses of operating the Company. The Company relies upon borrowing from its majority shareholder to meet its obligations. This creates an uncertainty regarding the corporation's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ David M. Winings
 David M. Winings C.P.A.
 Palm Desert, CA 92211
 04/29/2004

                  WOODSTOCK TREE FARMS INC.
               BALANCE SHEET AT DECEMBER 31,

                                     Audited    Audited    Audited
                                    12/31/03   12/31/02   12/31/01
                  ASSETS
CURRENT ASSETS
   Cash                            $ 12,575   $  4,159   $  44,861
   Misc. Accounts Receivables         2,500      2,500           0
   Inventory - Mature Trees (Note 1) 90,000     90,000      90,000
                                    -------    -------     -------
  TOTAL CURRENT ASSETS              105,075     96,659     134,861
NET                                 -------    -------     -------
FIXED ASSETS/LAND/NEW TREES (Note 1)      0          0     196,965
                                    -------    -------     -------
INVESTMENTS (Note 7)
   NR Alvarado 10 Yr Mortgage       177,518    189,596           0
                                    -------    -------     -------
    TOTAL ASSETS                   $282,593   $286,255    $331,826
                                    =======    =======     =======
LIABILITIES/STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Accounts Payable                   10,000     10,000      10,000
  Other Accrued Liabilities          14,350     14,350      15,000
  Note Payable - Magellan (Note 2)   18,474     14,549      69,854
  Note Payable - Hulven                   0          0      25,000
                                    -------    -------     -------
 TOTAL CURRENT LIABILITIES           42,824     38,899     119,854
                                    -------    -------     -------
 LONG TERM LIABILITIES/NOTES PAYABLE
  J. Blocher 10 Yr Mortgage(Note 3) 134,526    138,447     142,068
  P. Murray 10 Yr Deferred Sales
      Commission                      9,188      9,838           0
                                    -------    -------     -------
 TOTAL LONG TERM LIABILITIES        143,714    148,285     142,068
                                    -------    -------     -------
    TOTAL LIABILITIES               186,538    187,184     261,922
 STOCKHOLDERS' EQUITY               -------    -------     -------
 Preferred Stock Par Value, $.001
  Authorized 1,000,000 Shares,-0-
  Shares issued/Outstanding               0          0           0
 Common Stock Par Value, $.001
  Authorized 100,000,000 Shares
  Outstanding 2,000,000 at
  December 31, 2003, 2002, 2001       2,000      2,000       2,000
 Paid in Capital in Excess of Par   128,400    128,400     128,400
 Retained Earnings/(Deficit)        (34,345)   (31,329)    (60,496)
                                    -------    -------     -------
TOTAL STOCKHOLDERS'EQUITY(Deficit)   96,055     99,071      69,904
TOTAL LIABILITIES AND               -------    -------     -------
  AND STOCKHOLDERS' EQUITY         $282,593   $286,255    $331,826
                                    =======    =======     =======

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    WOODSTOCK TREE FARMS INC.
       STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
             December 31, 2003 and December 31, 2002

                                        Audited     Audited
                                       12/31/03    12/31/02
REVENUES
 Sales of Trees                        $      0   $      0
 Sales of Products/Date Fruits                0      2,500
                                         ------     ------
 TOTAL REVENUES                               0      2,500
                                         ------     ------
COST OF GOODS SOLD
 Palm Trees                                   0          0
 Date Fruits                                  0          0
  TOTAL COSTS OF GOODS SOLD              ------     ------
GROSS PROFIT                                  0      2,500
                                         ------     ------
OPERATING EXPENSES
  Operating and Overhead Expenses         2,625      3,300
  General and Administrative Expenses     1,425      2,233
                                         ------     ------
TOTAL OPERATING EXPENSES                  4,050      5,533
                                         ------     ------
INCOME (LOSS) FROM OPERATIONS           ( 4,050)   ( 3,033)
                                         ------     ------
OTHER INCOME (EXPENSES)
 Recapture Depreciation on Sale of
     Property                                 0      8,411
 Income/Gain on Sale of Property              0     34,625
 Interest (Expense) on Mortgage NP      < 9,123>   <11,235>
 Interest Income on Mortgage NR          10,156     11,638
 Escrow Closing (Expenses)                    0    <11,238>
                                         ------     ------
TOTAL NET OTHER INCOME (EXPENSE)          1,033     32,201
                                         ------    -------
NET INCOME (LOSS)                      $( 3,017)  $ 29,168
                                        =======    =======
BASIC EARNINGS:
  INCOME (LOSS) PER SHARE
    WEIGHTED AVERAGE
    NUMBER OF SHARES OUTSTANDING      2,000,000  2,000,000
BASIC INCOME (LOSS) PER SHARE          $(0.002)   $ 0.146
                                        ======     ======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
   OF THESE FINANCIAL STATEMENTS.

                    WOODSTOCK TREE FARMS INC.
                    STATEMENTS OF CASH FLOWS
               FOR THE PERIODS ENDING DECEMBER 31

                                       AUDITED     AUDITED
                                         2003        2002
CASH FLOWS FROM OPERATING ACTIVITIES
  Net(Loss)Income(A)includes $38,762   $(3,017)  $  29,168(A)
   cash received sale of farm(Note 1)
  Adjustments to reconcile Net
   Income(Loss) to net cash provided
   (used) by operations:
   Recapture depreciation (Note 1)           0      (8,411)
 Changes in assets
  <Increases>/Decreases
   Misc. Accts Receivable                    0      (2,500)
   Sale of Date Farm Facility(A Note 1)
    Land                                     0      70,000
    Buildings and Improvements               0      41,701
    New Tree Plantings and Improvements      0      93,675
   Investment 10 Yr Mortgage Note
     Receivable M/M Alvarado (Note 1)   12,078    (189,596)

 Changes in liabilities
  (Decreases)/Increases
   Other Accrued Liabilities                 0        (650)
   Note Payable-Hulven                       0     (25,000)
   Note Payable-Magellan/Orion           3,925     (55,305)
   NP payments/Blocher Mortgage         (3,921)     (3,621)
   NP payments/Murray Sales Com 1/02      (650)      9,838
                                       -------     -------
NET CASH(USED)PROVIDED BY OPERATIONS $   8,415    $(40,701)

                                       -------     -------
CASH <USED> PROVIDED FROM
  FINANCING ACTIVITIES               $       0   $       0
                                       -------     -------

CASH (USED) PROVIDED FROM
  INVESTMENT ACTIVITIES              $       0   $       0
                                       -------     -------

ROUNDING DIFFERENCES                 $       1   $<      1>

TOTAL NET CASH INCREASE <DECREASE>   $   8,416   $< 40,702>

CASH AT BEGINNING OF PERIOD              4,159      44,861
                                       -------     -------
CASH AT END OF PERIOD                $  12,575   $   4,159
                                       =======     =======

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
    OF THESE FINANCIAL STATEMENTS.

         WOODSTOCK TREE FARMS INC.
            STATEMENT OF STOCKHOLDERS' EQUITY
         INCEPTION (2/23/2000 THROUGH 12/31/2003)

                        Common Stk  Price                    Retained
                         Number of   Per   Common  Paid In   Earnings    Total
Date      Description     Shares    Share  Stock   Capital   (Deficit)   Equity
--------  -------------  ---------  -----  ------  --------  ---------  -------
FY 2000 ACTIVITY:
03/21/00  Svcs Rendered    240,000   $.01  $  240  $  2,160  $
          Officer/Dirct
09/30/00 -Issue Shares
          Hulven/Partial   500,000    .05     500    24,500
          payoff loans
         -Issue Shares
          Magellan P.S.Plan
          Partial payoff
          Magellan loans   200,000    .05     200     9,800
         -Issue Shares
          Magellan Cap.Corp
          Partial payoff
          Magellan loans   860,000    .05     860    42,140
        Yr2000 Opr (Loss)                                     (25,123)
Balance at                ---------   ---   -----   -------   -------
 12/31/00                 1,800,000        $1,800  $ 78,600  $(25,123)   $55,187

FY 2001 ACTIVITY:
03/30/01 Private Placement  200,000   .25     200    49,800
        Yr2001 Opr (Loss)                                     (35,373)
Balance at                 --------   ===   -----   -------   -------
 12/31/01                 2,000,000        $2,000  $128,400  $(60,496)   $69,904

FY 2002 ACTIVITY:
     Rounding difference*                                      (     1)
     Yr2002 Net Income                                      (A)29,168
Includes Gain Sale of      ---------  ===   -----   -------   -------
  Ranch $31,798 (A)
Balance at
 12/31/2002               2,000,000        $2,000  $128,400  $(31,329)   $99,071

FY 2003 ACTIVITY:
     Rounding difference*                                           1
     Yr2003 Opr (Loss)                                        ( 3,017)
Balance at                 ---------  ===   -----   -------   -------
 12/31/2003                2,000,000       $2,000  $128,400  $(34,345)   $96,055
                           =========        =====   =======   =======    =======

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
            THESE FINANCIAL STATEMENTS.

        WOODSTOCK TREE FARMS, INC.
      NOTES TO THE FINANCIAL STATEMENTS

Summary of significant accounting policies

Property and Equipment and Depreciation - Property and equipment are carried at cost, less accumulated depreciation. Expenditures for replacements and improvements are capitalized. Replaced items are retired. Maintenance and repairs are charged to operations. Gains and losses from the sale of property and equipment are included in income. Depreciation is calculated on a straight-line basis utilizing the assets estimated useful lives.

Earnings per share - Earnings per share is based on the weighted average number of shares of common stock outstanding at the end of the two prior accounting periods.

Income taxes - Income taxes are accounted for by the asset/liability approach in accordance with FAS 109 (Accounting for Income Taxes). Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. They arise from differences between the financial reporting and tax basis of assets and liabilities and are adjusted for changes in tax laws and tax rates when those changes are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year.

Income recognition - The Company's source of income is from the sale of date palm trees and the harvesting of date fruits. Income is recognized under the accrual method of accounting.

NOTE 1 - Sale of Tree Farm 1/29/02 for $250,000

On January 29, 2002, Woodstock Tree Farms sold the Tree Farm for $250,000 to Juan and Ana Alvarado, husband and wife, unrelated parties and received a $200,000 10 Year Trust Deed Note Receivable, plus the remaining balance in cash of $38,762, which was net after the deduction of $11,238 Escrow Closing Costs. The Company received an unrestricted right of access for 4 years, 48 months, until December 15, 2005. Woodstock is permitted to farm the 7.5 acre Date Palm Tree Orchard which includes the removal of date trees and harvesting of date fruits. The Company will pay for the water to irrigate the trees and keep the property clean.

The 10 year Note Receivable carries a 6.5% per annum interest rate for the first 2 years/24 months, starting with the first payment of $2,003.85 on 2/29/02. At the end of this period, starting with the payment on 2/29/04, the interest per annum rate increases to 7.5% until the end of the 10 year period, 1/29/12, at which time the unpaid principal balance and all unpaid and accrued interest become due and payable in the amount of $58,465. These sales transactions resulted in a net Other Income Gain of $34,625. Recapture of depreciation from inception to date of sale to Juan and Ana Alvarado was $8,411.

NOTE 2 -- NOTES PAYABLE - OPERATING ADVANCES

Working capital for the Company has been provided by Magellan Capital Corporation (a related entity) and Hulven International. Amounts owed for the years at December 31, 2003 and 2002 are as follows:

                                              12/31/03  12/31/02
                                              --------  --------
Magellan Capital Corporation                  $18,474    $14,549
Hulven International                                0          0
                                              -------    -------
      TOTAL                                   $18,474    $14,549
                                              =======    =======

NOTE 3 -- MORTGAGE NOTE PAYABLE - JAMES and SHARON BLOCHER TRUST

Pursuant to the transfer of the Tree Farm from Magellan Capital to the Company, the Company assumed a mortgage in the amount of $148,000 on February 29, 2000. This long term liability is a ten year Mortgage Note Payable carrying 8.0% interest per annum. Monthly payments are $1,237.93, commencing March 15, 2000 through February 15, 2010, at which time all unpaid sums of principal and interest are immediately due and payable, amounting to a total amount of $102,712.58. The outstanding balances at the end of December 31, 2003 and 2002 were $134,526 and $138,447, respectively.

NOTE 4 - EARNINGS PER SHARE

Calculation of Earnings (Loss) per share - Earnings per share is based on the weighted average number of shares outstanding.

   Weighted average number of shares - Year 2003 was 2,000,000.

   Weighted average number of shares - Year 2002 was 2,000,000.

NOTE 5 - RELATED PARTIES

Certain relationships and related transactions - The following relationships and related transactions have been in effect since the incorporation of the Company in February, 2000:

Dempsey K. Mork, President and Randall A. Baker, Secretary, were the incorporators. Mr. Baker left the Company in January, 2002, and was replaced by Mr. Norbert LeBoeuf, who assumed the duties in addition to Controller for Woodstock Tree Farms, Inc.

Magellan Capital Corporation, owned by Partnership Financial, controlled by Depmsey Mork.

Magellan Capital Corporation, a related or controlled entity owns
860,000 shares of common stock. The Company has a note payable to Magellan Capital Corporation for $18,474 as of December 31, 2003, and $14,549 as of December 31, 2002.


  ISSUANCE OF COMMON STOCK FOR SERVICES RENDERED:
  240,000 shares of common stock were issued to officers and directors during Year 2000 for services rendered on behalf of the Company;

    Dempsey K. Mork, President,
    Randall A. Baker, Secretary, and,
    Norbert L. LeBoeuf, Controller.
  Each of the above named persons received 80,000 shares, at a value of $800 each.

NOTE 6 - MANAGEMENT PLAN TO REMAIN A VIABLE ENTITY FOR THE
NEXT 12 MONTHS TO 12/31/04

Year 2004 operating budget for ongoing expenses will be at the same general level as 2003, approximately $300 per month. Interest income on the Alvarado Note Receivable will increase by about $100 per month due to a higher interest rate in accordance with the terms of the trust deed. In addition to this, the Alvarados have increased their monthly Note Receivable payments to Woodstock by an extra $500.00 per month, to be applied as a direct reduction of the principal balance. Mortgage payments made on the Note Payable paid to The James and Lynn Blocher Trust will remain unchanged and will reflect a continuing reduction in interest expense of about $100 per month. This should give the Company a modest, positive cash flow for fiscal year 2004.

NOTE 7 - MORTGAGE NOTE RECEIVABLE - SALE OF DATE FARM FACILITY
AND RECOGNITION OF GAIN ON THE SALE OF THESE ASSETS:

On January 29, 2002, Woodstock Tree Farms, Inc. sold its Date Tree Farm Facility for $250,000 for cash and a $200,000 10 year Mortgage Note Receivable to Juan and Ana Alvarado. Monthly payments of $2,003.85 starting February 29, 2002 to January 29, 2004 at 6 1/2%. Commencing February 29, 2004, the interest rate will be at 7 1/2% to the end of the 10-year period, January 29, 2o12, At the end of the 10 year period, 1/29/2012, the remaining balance of principal and accrued and unpaid interest will become due and payable in the amount of $58,464.24. Beginning January 29, 2004, the Alvarados have voluntarily increased their monthly payment to $2,500.00, with the extra $496.15 being applied directly to the principal balance due for that month.

Following are the accounting entries for the sale of assets and the recording of the Income/Gain calculations recorded in the first quarter of Year 2002:

                                                    DEBITS  (CREDITS)
Debits:
  Cash                                            $ 38,762
  Escrow closing costs                              11,238
  Note Receivable 10 Year Mortgage                 200,000

Credits:
  Net book costs of assets sold:
    Buildings and Improvements     $ 33,290
    New Tree Plantings/Irrigation    93,675
    Land (9.5 acres)                 70,000
                                    -------
      Sub Total                    $196,965                 $(196,965)
  Recapture of accumulated Depreciation                      (  8,411)
  Income/Gain on sale of Date Farm Facility                  ( 34,625)
  LT 10 Yr Note Payable/Deferred Sales Commission            ( 10,000)
  Rounding differences                                       (      1)
                                                   -------    -------
    TOTALS                                        $250,000  $(250,000)
                                                   =======    =======

                 WOODSTOCK TREE FARMS, INC.
                      BALANCE SHEET
                  MARCH 31, 2004 AND 2003

                                               Unaudited   Unaudited
                                                3/31/04     3/31/03
                                ASSETS
CURRENT ASSETS
   Cash                                        $ 15,364        6,152
   Inventory - Trees                             90,000       90,000
   Misc. Accts Receivable                         2,500        2,500
                                                -------      -------
   TOTAL CURRENT ASSETS                        $107,864       98,652

INVESTMENTS (Note 1)
   Trust Deed 10Yr Note Receivable -Alvarados   173,179      186,849
                                                -------      -------
TOTAL ASSETS                                   $281,043      285,301
                                                =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts Payable                            $ 10,000       10,000
   Other Accrued Liabilities                     14,350       14,350
   Note Payable Operating Expense-Magellan       18,474       15,649
                                                -------      -------
   TOTAL CURRENT LIABILITIES                   $ 42,824       39,999
                                                -------      -------
LONG TERM LIABILITIES (Note 2)
   Mortgage 10 Yr. Note Payable - Blochers     $134,496      137,496
   Deferred Sales Commission                      9,187        9,675
                                                -------      -------
   TOTAL LONG TERM LIABILITIES                 $142,683      147,171
                                                -------      -------
TOTAL LIABILITIES                              $185,507      187,770
                                                -------      -------
STOCKHOLDERS' EQUITY
  Common Stock Par Value, $.001
   Authorized 100,000,000 Shares;
   Outstanding  2,000,000 Shares at
   March 31, 2004 and 20033                    $  2,000        2,000
  Paid in Capital in excess of par              128,400      128,400
  Retained Earnings (Deficit)                  ( 34,864)    ( 32,269)
                                                -------      -------
  TOTAL STOCKHOLDERS' EQUITY                   $ 95,536       98,131
                                                -------      -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $281,043      285,301
                                                =======      =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
 OF THESE FINANCIAL STATEMENTS.

                 WOODSTOCK TREE FARMS, INC.
                  STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED
             MARCH 31, 2004 AND MARCH 31, 2003


                                         Unaudited   Unaudited
                                          3/31/04     3/31/03
REVENUES

  Sales of Trees                          $     0           0

  Sales of Date Fruit Products                  0           0
                                           ------      ------
  TOTAL REVENUES                          $     0           0

COSTS OF GOODS SOLD                             0           0
                                           ------      ------
GROSS PROFITS                             $     0           0
                                           ------      ------
OPERATING EXPENSES

  Operating and Overhead Expenses         $   450         750

  General and Administrative Expenses         548         492
                                           ------      ------
TOTAL OPERATING EXPENSES                  $   998       1,242
                                           ------      ------
OPERATING PROFIT (LOSS)                   $(  998)    ( 1,242)
                                           ------      ------
OTHER INCOME (EXPENSE) (Note 3)

  Interest Income 10 Yr Note Receivable   $ 3,162       1,253

  Interest (Expense) 10 Yr Note Payable   (2,683)     (   951)
                                           ------      ------
TOTAL OTHER INCOME (EXPENSE)              $   479         302
                                           ------      ------
NET INCOME (LOSS0                         $(  519)    (   940)
                                           ======      ======

EARNINGS PER SHARE WEIGHTED AVERAGE
 NUMBER OF SHARES OUTSTANDING           2,000,000   2,000,000
                                        ---------   ---------

INCOME (LOSS) PER SHARE                 $(0.00030   $(0.0005)
                                         =======     =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
 OF THESE FINANCIAL STATEMENTS.

                 WOODSTOCK TREE FARMS, INC.
                  STATEMENT OF CASH FLOWS
            FOR THE THREE MONTH PERIODS ENDING


                                       Unaudited        Unaudited
                                    3 MOS. 3/31/04   3 MOS. 3/31/03

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                    $(   519)       $(   940)

  Adjustments to reconcile Net Income
   (Loss) to Net Cash provide <used>
   by Operations:
    None                                      0               0

  Changes in assets
  (Increases) Decreases:
    Investment 10 Yr Trust Deed/Note
     Receivable M/M Alvarado (Note 3)     4,339           2,947

  Changes in Liabilities
  (Decrease) Increases:
    Current Liabilities NP Magellan           0           1,100
    Long Term Liabilities 10 Yr Note
     Payable/Mortgage M/M Blocher(Note3)( 1,030)        (   951)
     NP 10 Yr Deferred Sales Commission       0         (   163)
                                         ------          ------
NET CASH (USED) PROVIDED BY OPERATIONS $  2,790        $  1,993

CASH (USED) PROVIDED BY:

  Financing Activities                        0               0

  Investing Activities                        0               0

  Rounding Differences                  (     1)              0
                                         ------          ------
 Total Net Cash Increase (Decrease)    $  2,789        $  1,993

 Cash Beginning of Period                12,575           4,159
                                         ------          ------
 Cash End of Period                    $ 15,364        $  6,152
                                         ======          ======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
 OF THESE FINANCIAL STATEMENTS.

NOTE 1 - TRUST DEED 10 YR NOTE RECEIVABLE RANCH SOLD TO M/M ALVARADO.

Woodstock Tree Farms sold their 9.5 acre Date Tree Farm/Ranch on January 29, 2002 to Juan and Anna Alvarado, husband and wife, unrelated third parties, for $250,000 and received a Trust Deed 10 Year Note Receivable and an unrestricted right of access to the 7.5 acre Date Tree Orchard for a period of 4 years (48 months) with an effective start date of January 15, 2002. Woodstock, during this period of time, is allowed to do farming activities, which includes the selling and removal of palm trees, harvest of date fruits, and planting of new palm trees. Woodstock must pay for the water and keep the property clean.
At the end of this 4 year period, all of the remaining trees and the date fruits become the property of the Alvarados. Payment terms on the Note are for monthly payments of $2,003.85, commencing 2/29/02 and ending 1/29/2012. For the first 2 years (24 months, 2/29/02 until 1/29/04) the interest rate will be 6.5% per annum. Starting with the payment due 2/29/04 and continuing until the end of the 10 year period (1/29/2012) the interest rate will be increased to 7.5% per annum. At the end of the Note Receivable 10 year period, all unpaid principal and accrued interest amounting to $58,464.24 will become due and payable on that date. Effective with the 1/29/04 payment, the Alvarados voluntarily increased their monthly payments from $2,003.85 to $2,500.00, with the additional $496.15 in the monthly being directly applied to the unpaid principal balance.

NOTE 2 - MORTGAGE 10 YEAR NOTE PAYABLE PURCHASE FARM FROM M/M BLOCHER.

On February 7, 2000, Mr. Dempsey Mork, President of Magellan Capital Corporation, purchased a 9.5 acre Farm from James and Lynn Blocher Estate Trust, unrelated third parties, for $185,000. This was an accommodation purchase made by Mr. Mork on behalf of Woodstock Tree Farms, Inc. because Woodstock's Nevada Incorporation had not been finalized and the sale had to be finalized on or before 2/15/2000. A mortgage of $148,000 was covered by a 10 Year Note Payable at 8.0% per annum interest rate, with monthly payments of $1,237.93 commencing with the first payment due on 3/15/2000. At the end of the 10 year Note Payable period, March 15, 2010, all unpaid principal and accrued interest amounting to $102,712.58 will become due and payable on that date. On February 20, 2000, Magellan transferred this property to Woodstock Tree Farm at the same original cost that had been paid to the Blochers of $185,000. Woodstock assumed the 10 Year Note Payable Mortgage and started making the monthly payments of $1,237.93 starting with the first payment on March 15, 2000.

NOTE 3 - INTEREST INCOME/INTEREST (EXPENSE)

The first quarter ending March 31, 2004 reflects 3 months of Interest Income on the Alvarado Trust Deed Note Receivable. Two months of Interest Income is at the new increased rate of 7.5% since the rate increase became effective with the monthly payment due on 2/29/04.

NOTE 4 - CASH FLOWS FOR FISCAL YEAR 2004

Based on current levels of operation, Woodstock should be at a very modest positive cash flow for the balance of the current fiscal year.

NOTE 5 - ACTIVITIES FOR THE BALANCE OF YEAR 2004

Woodstock is still actively pursuing several options in the selling of its Date Palm Trees. Residential and commercial construction continues to run at a strong pace, with no signs of slowdown. The Company is also exploring several leasing options on Date Tree Farm Orchards in the outlying areas east of the Coachella Valley because vacant land is getting very scarce in the area where we are presently located. Requirements for land to continually fill the demands of residential and commercial construction is forcing owners to sell their raw land that is currently used for vegetable and fruit farming and the growing of Palm Trees for harvesting of date fruit products.

Part II.  Information not required in prospectus.

Indemnification of officers and directors.

Information on this item is set forth in Prospectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

Recent sales of unregistered securities.

On March 21, 2000, issued an aggregate of 240,000 common shares to its three directors for services rendered.

The above issuances of common stock were made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

On September 30, 2000, Woodstock issued 1,060,000 common shares to Magellan Capital Corporation and Magellan Capital Profit Sharing Plan at a price of $.05 per common share or $53,000. These common shares were issued as partial repayments of the cash advances provided in 2000 for the startup of Woodstock.

The above issuance of common stock was made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

On September 30, 2000, Woodstock issued 500,000 common shares to a non-
affiliate at a price of $.05 per common share or $25,000.   These
common shares were issued as partial repayments of the funding provided in 2000 for the startup of Woodstock.

In the first quarter of 2001, Woodstock pursued a private placement of its common stock and issued 200,000 common shares at $.25 per common shares to sophisticated non-affiliates for an aggregate of $50,000. These investors had access to information regarding Woodstock Tree
Farms required under Rule 501 of Regulation D.   These common shares
were issued pursuant to an exemption from registration under Rule 505
of the Securities Act of 1933.   No general solicitation was made, no
commissions were paid and sales were made to less than 35 non-
accredited investors.   The Form D was not timely filed with the SEC.

Exhibits.

(3.i)       Articles of Incorporation on
                Feb 23, 2000 incorporated by reference
               to Form SB-2, file number 333-61542.
(3.ii)      By-Laws incorporated by reference
               to Form SB-2, file number 333-61542.
(5)         Opinion re: Legality of stock being
                 registered incorporated by reference
               to Form SB-2, file number 333-61542.
(23)        Consent of Accountant David Winings for
            inclusion of December 31, 2000 and
            December 31, 2001 audit

(99.a)      Magellan Capital Note incorporated by reference
               to Form SB-2, file number 333-61542.
(99.b)      Hulven International Ltd. Notes incorporated by reference
               to Form SB-2, file number 333-61542.
(99.c)      James E. Blotcher Note incorporated by reference
               to Form SB-2, file number 333-61542.
(99.d)      Alvarado Note

ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

- - -

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



            SIGNATURES

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date June 12, 2004



By:  /s/ Dempsey K. Mork
   -----------------------
     Dempsey K. Mork
     Chief Executive Officer/Chief Financial Officer/Director

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in capacities indicated on June 12, 2004.

By:  /s/ Dempsey K. Mork
   ---------------------
Dempsey K. Mork
Chief Executive Officer/Chief Financial
Officer/Director


/s/ Norbert L. LeBoeuf
- -------------------------
Norbert L. LeBoeuf
Secretary/Director